Exhibit 99.1

Ollie’s Bargain Outlet Holdings, Inc. Announces

Fiscal 2015 Third Quarter Financial Results

HARRISBURG, PA – December 9, 2015 (GLOBE NEWSWIRE) — Ollie’s Bargain Outlet Holdings, Inc. (NASDAQ: OLLI) (“Ollie’s” or the “Company”) today announced financial results for the third quarter ended October 31, 2015.

Third Quarter Summary:

•	Total net sales increased 16.4% to $174.6 million;

•	Comparable store sales increased 3.2%;

•	The Company opened 13 new stores, ending the quarter with 200 stores in 17 states. This represents an increase of 15.6% in total number of stores from the third quarter of fiscal 2014;

•	Adjusted EBITDA increased 18.2% to $20.0 million (adjusted EBITDA is not a measure recognized under generally accepted accounting principles (“GAAP”); see reconciliation of GAAP to non-GAAP table);

•	Operating income increased 10.4% to $13.9 million. Excluding pre-opening expenses to eliminate the impact of opening 13 new stores during the current period compared to six store openings in the same period last year, operating income increased 18.6% to $16.3 million (see reconciliation of GAAP to non-GAAP table) and;

•	Net income increased 39.4% to $6.8 million, or $0.11 per diluted share.

Mark Butler, Chairman, President and Chief Executive Officer stated, “We had another strong quarter and are pleased with our results. Once again, the increase in comparable store sales was across the majority of our merchandise categories and all of our geographic regions. With the business continuing to grow and the improved visibility from the IPO, we have seen better access to merchandise. This is allowing our buying team to be more selective in their purchases and we can offer our customers even greater value every time they step into one of our stores. We believe our merchandise selection has led to increased traffic, ticket, and merchandise margin, therefore driving our top and bottom lines.”

Third Quarter Results

Net sales increased 16.4% to $174.6 million in the third quarter of fiscal 2015 from $150.0 million in the third quarter of fiscal 2014. The increase in net sales was driven by a 3.2% increase in comparable store sales and a 15.6% increase in store count over the third quarter of fiscal 2014. The Company ended the third quarter of fiscal 2015 with 200 stores compared to 173 stores at the end of the third quarter of fiscal 2014.

Gross profit increased 17.3% to $69.9 million in the third quarter of fiscal 2015 from $59.6 million in the third quarter of fiscal 2014 and gross margin increased 33 basis points to 40.1% from 39.7% in the same respective periods. The increase in gross margin was principally due to an increase in merchandise margin, partially offset by increased transportation and distribution costs.

Selling, general and administrative (“SG&A”) expenses increased 17.5% to $51.8 million in the third quarter of fiscal 2015 from $44.1 million in the third quarter of fiscal 2014. The increase in SG&A expenses was primarily the result of increases in selling expenses of $6.0 million related to new store growth. The increased selling expenses consisted primarily of store payroll and benefits, store occupancy costs, and other store related expenses. The remaining increase in SG&A was primarily driven by higher general and administrative expenses related to the Company’s overall sales growth and expenses related to being a public company. As a percent of sales, SG&A increased 30 basis points to 29.7% in the third quarter of fiscal 2015.

Pre-opening expenses related to new store growth increased 110.2% to $2.4 million in the third quarter of fiscal 2015 from $1.1 million in the third quarter of fiscal 2014. The increase was related to opening 13 stores in the third quarter of fiscal 2015 compared to six stores in the third quarter of fiscal 2014.

Adjusted EBITDA increased 18.2% to $20.0 million in the third quarter of fiscal 2015 from $16.9 million in the third quarter of fiscal 2014. Adjusted EBITDA excludes non-cash stock based compensation expense, pre-opening expenses and non-cash purchase accounting items. For a reconciliation of net income to EBITDA and Adjusted EBITDA, please see the non-GAAP tables included later in this press release.

Operating income increased 10.4% to $13.9 million in the third quarter of fiscal 2015 from $12.6 million in the third quarter of fiscal 2014. Excluding pre-opening expenses, operating income increased 18.6% to $16.3 million in the third quarter of fiscal 2015 from $13.8 million in the third quarter of fiscal 2014.

Net income increased 39.4% to $6.8 million, or $0.11 per diluted share, in the third quarter of fiscal 2015 compared to $4.9 million, or $0.10 per diluted share, in the third quarter of fiscal 2014.

Balance Sheet and Cash Flow Highlights

The Company’s cash balance at the end of the third quarter of fiscal 2015 was $4.0 million compared to $3.3 million for the third quarter of fiscal 2014. The Company had $103.4 million available to borrow under its $125.0 million revolving credit facility as of the end of the third quarter of fiscal 2015. The Company ended the quarter with total debt of $232.0 million compared to $347.6 million at the end of the third quarter of fiscal 2014.

Inventory at the end of the third quarter of fiscal 2015 increased 14.4% to $212.6 million versus $185.8 million at the end of the third quarter of fiscal 2014, due primarily to new store growth.

Capital expenditures for the third quarter of fiscal 2015 totaled $4.9 million compared to $2.3 million for the third quarter of fiscal 2014. A significant portion of the increase in capital expenditures for the third quarter of fiscal 2015 was due to 13 store openings during the period compared to six store openings for the third quarter of fiscal 2014, an increase of seven store openings.

Outlook

Ollie’s currently estimates the following results for the fiscal year ending January 30, 2016:

•	Total net sales to increase approximately 17% to $745 million;

•	Comparable store sales growth of approximately 4%;

•	The opening of 28 new stores (of which we have opened 27 new stores to date) and closure of 1 store. This represents an increase of 15.3% in total number of stores from fiscal 2014;

•	Adjusted EBITDA to increase approximately 19% to $95 million, or 13% of net sales. Adjusted EBITDA excludes non-cash stock based compensation expense, pre-opening expenses, non-cash purchase accounting items, and transaction related expenses;

•	Operating income to increase approximately 19% to $75 million, or 10% of net sales;

•	Net income to increase approximately 30% to $35 million, or 4.5% of net sales;

•	Net income per diluted share (GAAP) of approximately $0.63 based on an estimated weighted diluted average shares outstanding of approximately $56.3 million; and

•	Adjusted net income to increase approximately 35% to $37 million and adjusted diluted earnings per share of approximately $0.66. Adjusted net income and adjusted diluted earnings per share exclude the loss on the extinguishment of debt and transaction related expenses.

Conference Call Information

A conference call to discuss the fiscal 2015 third quarter financial results is scheduled for today, December 9, 2015, at 4:30 p.m. Eastern Time. Investors and analysts can participate on the conference call by dialing (866) 430-5025 or (704) 908-0421 and using conference ID #83030769. Alternatively, interested parties can listen to a live webcast of the conference call by logging on to the Investor Relations section on the Company’s website at http://investors.ollies.us.

Replays of the conference call will be available via telephone and the Internet. A telephone replay will be available beginning at approximately 7:30 p.m. ET on December 9, 2015, until 11:59 p.m. ET on April 5, 2016. The telephone replay is available by calling (855) 859-2056 or (404) 537-3406. The conference ID# is 83030769. The replay of the conference call webcast will be available at the investor relations Web site for one year.

About Ollie’s

We are a highly differentiated and fast growing, extreme value retailer of brand name merchandise at drastically reduced prices. We are known for our assortment of merchandise offered as Good Stuff Cheap®. We offer name brand products, Real Brands! Real Bargains!®, in every department, from housewares, food, books and stationery, bed and bath, floor coverings, toys, hardware and other categories. We currently operate 202 store locations in 17 states across the Eastern half of the United States. For more information, visit www.ollies.us.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as “could,” “may,” “might,” “will,” “likely,” “anticipates,” “intends,” “plans,” “seeks,” “believes,” “estimates,” “expects,” “continues,” “projects” and similar references to future periods, or by the inclusion of forecasts or projections, the outlook for the Company’s future business, prospects, financial performance, industry outlook, our 2015 business outlook and financial guidance. Forward-looking statements are based on our current expectations and assumptions regarding our business, the economy and other future conditions. Because forward-looking statements relate to the future, by their nature, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. As a result, our actual results may differ materially from those contemplated by the forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include regional, national or global political, economic, business, competitive, market and regulatory conditions and the following: our failure to adequately manage our inventory or anticipate consumer demand; changes in consumer confidence and spending; risks associated with intense competition; our failure to open new profitable stores, or successfully enter new markets, on a timely basis or at all; our ability to manage our inventory balances; our failure to hire and retain key personnel and other qualified personnel; our inability to obtain favorable lease terms for our properties; the loss of, or disruption in the operations of, our centralized distribution centers; fluctuations in comparable store sales and results of operations, including on a quarterly basis; risks associated with our lack of operations in the growing online retail marketplace; our inability to successfully implement our marketing, advertising and promotional efforts; the seasonal nature of our business; the risks associated with doing business with international manufacturers; changes in government regulations, procedures and requirements; and our ability to service our indebtedness and to comply with our financial covenants together with the other factors set forth under “Risk Factors” in our filings with the United States Securities and Exchange Commission (“SEC”), including our prospectus. Any forward-looking statement made by us in this press release speaks only as of the date on which it is made. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for to predict all of them. Ollie’s undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law. You are advised, however, to consult any further disclosures we make on related subjects in our public announcements and SEC filings.

Investor Contact:

John Rouleau

ICR

203-682-8200

John.Rouleau@icrinc.com

Media Contact:

Dan Haines

Vice President – Marketing & Advertising

717-657-2300

dhaines@ollies.us

Ollie’s Bargain Outlet Holdings, Inc.

Condensed Consolidated Statements of Income

(In thousands except for share and per share amounts)

(Unaudited)

	Thirteen weeks ended		Thirty-nine weeks ended
	October 31, 2015	November 1, 2014	October 31, 2015	November 1, 2014
	( dollars in thousands)
Consolidated statement of income data:
Net sales	$174,565	$150,005	$518,968	$437,310
Cost of sales	104,641	90,410	314,943	263,108

Gross profit	69,924	59,595	204,025	174,202
Selling, general and administrative expenses	51,796	44,063	147,242	126, 066
Depreciation and amortization expenses	1,810	1,773	5,265	5,291
Pre-opening expenses	2,380	1,132	5,252	4,186

Operating income	13,938	12,627	46,266	38,659
Interest expense, net	3,289	4,754	12,286	13,796
Loss on extinguishment of debt	—	—	2,351	671

Income before income taxes	10,649	7,873	31,629	24,192
Income tax expense	3,887	3,022	11,854	9,285

Net income	$6,762	$4,851	$19,775	$14,907

Percentage of net sales (1):
Net sales	100.0%	100.0%	100.0%	100.0%
Cost of sales	59.9	60.3	60.7	60.2

Gross profit	40.1	39.7	39.3	39.8
Selling, general and administrative expenses	29.7	29.4	28.4	28.8
Depreciation and amortization expenses	1.0	1.2	1.0	1.2
Pre-opening expenses	1.4	0.8	1.0	1.0

Operating income	8.0	8.4	8.9	8.8
Interest expense, net	1.9	3.2	2.4	3.2
Loss on extinguishment of debt	—	—	0.5	0.2

Income before income taxes	6.1	5.2	6.1	5.5
Income tax expense	2.2	2.0	2.3	2.1

Net income	3.9%	3.2%	3.8%	3.4%

Select Operating Data:
Number of new stores	13	6	25	19
Number of store closings	—	—	(1)	—

Number of stores open at end of period	200	173	200	173

Average net sales per store	$904	$882	$2,802	$2,659

Comparable stores sales change	3.2%	6.2%	6.5%	2.4%

(1)	Components may not add to totals due to rounding.

Ollie’s Bargain Outlet Holdings, Inc.

Condensed Consolidated Balance Sheets

(In thousands except for share and per share amounts)

(Unaudited)

	October 31, 2015	November 1, 2014
Assets
Current assets:
Cash	$3,960	$3,341
Inventories	212,581	185,843
Accounts receivable	418	343
Deferred income taxes	4,559	3,166
Prepaid expenses and other assets	6,771	6,198

Total current assets	228,289	198,891
Property and equipment, net	38,726	34,379
Goodwill	444,850	444,850
Trade name and other intangible assets, net	233,291	233,742
Other assets	5,185	6,841

Total assets	$950,341	$918,703

Liabilities and Stockholders’ Equity
Current liabilities:
Current portion of long-term debt	$3,367	$3,350
Accounts payable	50,995	44,600
Accrued expenses	31,321	28,895

Total current liabilities	85,683	76,845
Revolving credit facility	18,054	22,667
Long-term debt	209,080	318,619
Deferred income taxes	91,673	93,782
Other long-term liabilities	4,099	2,872

Total liabilities	408,589	514,785

Stockholders’ equity
Common stock	59	48
Additional paid-in capital	532,182	392,169
Retained earnings	9,597	11,730
Treasury – common stock	(86)	(29)

Total stockholders’ equity	541,752	403,918

Total liabilities and stockholders’ equity	$950,341	$918,703

Ollie’s Bargain Outlet Holdings, Inc.

Condensed Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Thirteen weeks ended		Thirty-nine weeks ended
	October 31, 2015	November 1, 2014	October 31, 2015	November 1, 2014
Net cash provided by (used in) operating activities	$1,772	$7,241	$(15,383)	$(12,198)
Net cash used in investing activities	(4,893)	(2,271)	(10,894)	(12,081)
Net cash provided by (used in) financing activities	6,299	(2,924)	8,285	15,454

Net increase/(decrease) in cash	3,178	2,046	(17,992)	(8,825)
Cash at the beginning of the period	782	1,295	21,952	12,166

Cash at the end of the period	$3,960	$3,341	$3,960	$3,341

Ollie’s Bargain Outlet Holdings, Inc.

Supplemental Information – Consolidated Adjusted Operating Income and Adjusted Net Income,

Reconciliation of GAAP to Non-GAAP Financial Measures

(In thousands except for share and per share amounts)

(Unaudited)

The tables below reconcile the non-GAAP financial measures of adjusted operating income, adjusted net income, adjusted diluted earnings per share, and adjusted EBITDA, with the most directly comparable GAAP financial measures of operating income, net income and diluted earnings per share, respectively. Adjusted net income and adjusted diluted earnings per share give effect, net of tax, to transaction related expenses, and the loss on extinguishment of debt related to the pay down of our debt with the proceeds received from the initial public offering.

Reconciliation of GAAP operating income to adjusted operating income

	Thirteen weeks ended		Thirty-nine weeks ended
	October 31, 2015	November 1, 2014	October 31, 2015	November 1, 2014
Operating income	$13,938	$12,627	$46,266	$38,659
Pre-opening expenses	2,380	1,132	5,252	4,186

Adjusted operating income	$16,318	$13,759	$51,518	$42,845

Reconciliation of GAAP net income to adjusted net income

	Thirteen weeks ended		Thirty-nine weeks ended
	October 31, 2015	November 1, 2014	October 31, 2015	November 1, 2014
Net income	$6,762	$4,851	$19,775	$14,907
Transaction related expenses	—	—	322	—
Loss on extinguishment of debt	—	—	2,351	671
Adjustment to provision for income taxes (1)	—	—	(1,015)	(258)

Adjusted net income	$6,762	$4,851	$21,433	$15,320

(1)	The effective tax rate for the provision for income taxes used was 37.5% and 38.4% for the thirty-nine weeks ended October 31, 2015 and November 1, 2014, respectively. The adjustment to the provision for income taxes includes the tax effect for transaction related expenses and loss on extinguishment of debt.

Ollie’s Bargain Outlet Holdings, Inc.

Supplemental Information – Consolidated Adjusted EPS, EBITDA, Adjusted EBITDA, and Key Statistics

Reconciliation of GAAP to Non-GAAP Financial Measures

(In thousands except for share and per share amounts)

(Unaudited)

Reconciliation of adjusted net income per share

	Thirteen weeks ended		Thirty-nine weeks ended
	October 31, 2015	November 1, 2014	October 31, 2015	November 1, 2014
Net income per share, diluted	$0.11	$0.10	$0.37	$0.31
Adjustments	—	—	0.03	0.01

Adjusted net income per share, diluted	$0.11	$0.10	$0.40	$0.32

Weighted-average common shares outstanding, diluted	60,703,586	48,839,990	54,101,964	48,415,673

Reconciliation of net income to EBITDA and adjusted EBITDA

	Thirteen weeks ended		Thirty-nine weeks ended
	October 31, 2015	November 1, 2014	October 31, 2015	November 1, 2014
	(dollars in thousands)
Net Income	$6,762	$4,851	$19,775	$14,907
Interest expense, net	3,289	4,754	12,286	13,796
Loss on extinguishment of debt	—	—	2,351	671
Depreciation and amortization expenses	2,358	2,246	6,901	6,544
Income tax expense	3,887	3,022	11,854	9,285

EBITDA	16,296	14,873	53,167	45,203
Non-cash stock based compensation expense	1,372	990	3,667	2,852
Pre-opening expenses	2,380	1,132	5,252	4,186
Non-cash purchase accounting items	(65)	(95)	(232)	(293)
Transaction related expenses	—	—	322	—
Debt financing expenses	—	—	—	445

Adjusted EBITDA	$19,983	$16,900	$62,176	$52,393

Ollie’s Bargain Outlet Holdings, Inc.

Supplemental Information –Key Statistics

(Unaudited)

Key Statistics

	Thirteen weeks ended		Thirty-nine weeks ended
	October 31, 2015	November 1, 2014	October 31, 2015	November 1, 2014
Number of stores – Beginning of period	187	167	176	154
New stores	13	6	25	19
Closed stores	—	—	(1)	—

Number of stores – End of period	200	173	200	173

Average net sales per store (in thousands) (1)	$904	$882	$2,802	$2,659
Comparable store sales change	3.2%	6.2%	6.5%	2.4%
Comparable store count – end of period	165	141	165	141

(1)	Average net sales per store represents the weighted average of total net sales divided by the number of stores open, in each case at the end of each week in a fiscal year or fiscal quarter.